EXHIBIT 10.18

February 24, 2010

Mr. James C. Einarsen, Manager

Viking Exploration, LLC

6475 West Kingsley Ave.

Littleton, CO 80128

RE: Amendment of the

Option to Purchase Okie Draw &

South Okie Prospects,

Natrona County, Wyoming

Dear Mr. Einarsen, Manager:

You have advised Empire on this date that the transfer of certain leases covering Viking's interest in the S/2 and S/2NW/4 Section 14 (W-0323746), the N/2SE/4 and SE/4SE/4 Section 15 (W-36587) and the W/2NE/4 Section 23 (W-0323746) all in Twp 37N, Rge 85W, Natrona County, Wyoming, is not possible at this time due to certain corporate assignments that were not made when Viking converted from a standard corporation to an LLC company.

You have stated this situation can be corrected, but it might take at least four (4) months. Since the 40 acres described as the SE/4SW/4 Section 14 is critical to this prospect we are prepared to pay one half ($17,500) of the option price of $35,000 now and pay the balance of $17,500 when the recordable assignments to the above described leases can be made. If the recordable assignments have not been received by June 1, 2010, for each succeeding month the assignments are not received by Empire the $17,500 remaining payment will be reduced by $5,000 per month.

If this agreement meets with your understanding and approval please sign and fax one copy to Empire at (918) 488-1530.

Yours very truly,

/s/ A. E. Whitehead

A. E. Whitehead

AEW/gs

Agreed to this 24th day of February, 2010

VIKING EXPLORATION, LLC

By: /a/ James C. Einarsen

James C. Einarsen, Manager